EXHIBIT 99.1

                            IGEN International, Inc.
-------------------------------------------------------------------------------
            16020 Industrial Drive, Gaithersburg, Maryland 20877 USA
                 Telephone: (301) 869-9800, Fax: (301) 208-3798


FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky                                  Jonathan Fassberg (investors)
IGEN International                               The Trout Group
(301) 869-9800, ext. 2013                        (212) 477-9007, ext. 16

                      Paul Caminiti or Andrew Cole (media)
                            Citigate Sard Verbinnen
                                 (212) 687-8080


                      IGEN REPORTS FISCAL YEAR 2003 RESULTS
           ----------------------------------------------------------
       Record Revenue Increased 34% Over 2002 and Net Loss Narrowed by 34%

GAITHERSBURG, MD, May 14, 2003 - IGEN International, Inc. (Nasdaq: IGEN) reported today that its revenues for the fiscal year ended March 31, 2003 increased 34% to a record $56.5 million, compared to $42.0 million in the same period last year. For the fourth quarter that ended March 31, 2003, revenue increased to $14.8 million. The record year-over-year revenue growth was driven by increases in all revenue categories - royalty income, product sales and contract fees.

Royalty income for the current year increased 37% to $36.7 million and was $9.8 million for the fourth quarter, a 40% increase after excluding the effect of a one-time royalty payment by Roche of $3.2 million during the fourth quarter of 2002, which related to prior quarters in fiscal 2002. The growth in royalty income was driven primarily from increased sales by Roche Diagnostics of products based on IGEN's ORIGEN(R) technology. Product sales by the Company for the current year increased 30% to $19.0 million and were $5.0 million in the fourth quarter, a 36% increase over the prior year's fourth quarter. The record product sales were fueled by sales of the Company's biodefense testing products for Homeland Security and biodefense initiatives, as well as growth in the Company's life science business.

"Significant momentum in implementing our business plan drove IGEN's strong performance during fiscal 2003," said Samuel J. Wohlstadter, IGEN's Chairman and Chief Executive Officer. "We achieved record revenues during the year as our ORIGEN technology continued to deliver value through increased sales of our own products, as well as sales by our licensees of ORIGEN-based products. We are truly excited by continuing success in selling our proprietary instruments and tests to the government for Homeland Security and biodefense initiatives. During the year, sales of our detection systems for biological agents increased over four-fold, and we established ORIGEN as one of the leading detection methods in this rapidly growing market. Overall, we are pleased with our progress toward developing IGEN into a leading fully-integrated global diagnostics company. We will continue in the coming year to work toward that goal and delivering value to our shareholders."

Product costs were $9.1 million and $2.8 million in the twelve months ended March 31, 2003 and fourth quarter, respectively. These increased product costs were primarily attributable to third party leasing costs incurred by the Company related to instruments being used by Physician's Office Laboratory customers, which were previously paid by Roche, and costs incurred by the Company in connection with the recent launch of its M-SERIES(R) 384 instrument for life science customers.

Research and development expenses decreased to $23.7 million in fiscal 2003 and by 13% to $5.8 million in the fourth quarter. For fiscal 2002, research and development expense was $24.8 million, excluding funding for Meso Scale Diagnostics ("MSD") joint venture activities incurred prior to the August 2001 amendment and extension of the joint venture. Selling, general and administrative expenses increased by 3% to $24.7 million in fiscal 2003 and decreased to $5.9 million in the fourth quarter. Increases during 2003 were primarily attributable to personnel and related costs in the selling of products and for customer support.

Costs related to IGEN's litigation with Roche were $5.4 million for fiscal year 2003 and $2.2 million in the current fourth quarter. For fiscal year 2002, Roche litigation related costs were $11.3 million (net of a $5.7 million payment made by Roche to IGEN). The decline in litigation costs during the current year reflects the lower costs associated with moving from the trial phase to the appellate phase of the Roche litigation.

Costs incurred by the Company for MSD joint venture activities, as recorded in "Equity in Loss of Affiliate," was $4.8 million and $17.6 million for quarter and twelve months ended March 31, 2003. These costs are part of the budgets for MSD approved by the independent committee of IGEN's Board of Directors.

For the fiscal year ended March 31, 2003, the net loss decreased by 34% to $28.0 million ($1.19 per common share), compared to $42.5 million ($2.20 per common share) in the prior year. The net loss decreased 14% to $8.0 million ($0.34 per common share) for the fourth quarter, compared to $9.3 million ($0.43 per common share) for the same quarter last year.

IGEN will host a conference call today at 4:30 p.m. EDT to discuss fiscal year 2003 financial results. To participate in the call, dial 1-800-886-8681 (United States) or 1-212-346-6450 (international) ten minutes before the starting time. A replay will be available for 48 hours after the call at 1-800-633-8284 and 1-402-977-9140 (international). The reservation number is 21141461. Both the live call and the replay will be webcast at http://www.igen.com.

IGEN develops and markets biological detection systems based on its proprietary ORIGEN technology, which provides a unique combination of sensitivity, reliability, speed and flexibility. ORIGEN-based systems are used in a wide variety of applications, including clinical diagnostics, pharmaceutical research and development, life science research, biodefense testing and testing for food safety and quality control. These systems are marketed by IGEN and its licensees and/or distributors. IGEN, M-SERIES and ORIGEN are registered trademarks of IGEN International, Inc. More information about the company can be found at http://www.igen.com .

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about revenue growth, market acceptance of new products, litigation and business operations. Actual results might differ materially from these statements due to risks and uncertainties, including those associated with competitive products, market acceptance of products and market conditions. More complete descriptions of the risks applicable to IGEN appear in the company's documents filed with the Securities and Exchange Commission and available on request from the company. IGEN disclaims any intent or obligation to update these forward-looking statements.



                            (Financial data follows.)

                            IGEN International, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                    Unaudited



                                                      Three months ended                       Year ended
                                                           March 31,                            March 31,
                                                     2003              2002              2003              2002
                                                     ----              ----              ----              ----
Revenues:
Royalty income                                   $  9,758          $ 10,214          $ 36,650          $ 26,768
Product sales                                       4,951             3,652            18,986            14,583
Contract fees                                          82               103               830               696
                                                 --------          --------          --------          --------
Total                                              14,791            13,969            56,466            42,047
                                                 --------          --------          --------          --------
Operation costs and expenses:
Product costs                                       2,834             2,281             9,059             6,070
Research and development                            5,842             6,686            23,714            27,203
Selling, general and administrative                 5,923             6,638            24,741            24,031
Litigation related costs                            2,204             2,481             5,401            11,299
                                                 --------          --------          --------          --------
Total                                              16,803            18,086            62,915            68,603
                                                 --------          --------          --------          --------

Loss from operations                               (2,012)           (4,117)           (6,449)          (26,556)
Interest expense, net                              (1,152)           (1,216)           (3,941)           (5,023)
Equity in loss of affiliate                        (4,814)           (3,946)          (17,598)          (10,947)
                                                 --------          --------          --------          --------
Net loss                                           (7,978)           (9,279)          (27,988)          (42,526)
Preferred dividends                                     -              (223)             (201)           (1,402)
                                                 --------          --------          --------          --------
Net loss attributed to common shareholders       $ (7,978)         $ (9,502)         $(28,189)         $(43,928)
                                                 ========          ========          ========          ========
Basic and diluted net loss per share             $  (0.34)         $  (0.43)         $  (1.19)         $  (2.20)
                                                 ========          ========          ========          ========
Shares used in computing loss per share            23,745            22,169            23,590            19,947
                                                 ========          ========          ========          ========

                                                 Summary Consolidated Balance Sheet Data (unaudited)
                                                                  (In thousands)
                                                     March 31, 2003            March 31, 2002
                                                     --------------            --------------

Assets:
Cash and short-term investments                           $ 34,245                   $ 74,819
Other current assets                                        22,799                     16,039
Capital and noncurrent assets                               18,222                     15,340
                                                          --------                   --------
Total                                                     $ 75,266                   $106,198
                                                          ========                   ========

Liabilities and stockholders' equity:
Current liabilities                                       $ 18,089                   $ 19,487
Noncurrent liabilities                                      44,436                     48,192
Stockholders' equity                                        12,741                     38,519
                                                          --------                   --------
Total                                                     $ 75,266                   $106,198
                                                          ========                   ========